Exhibit 10.16



                         FIRST AMENDMENT
                             TO THE
          GRAPHIC PACKAGING DEFERRED COMPENSATION PLAN
       (As Amended and Restated Effective January 1, 1995)

                            RECITALS:

Pursuant  to the authority of the Board of Directors  of  Graphic
Packaging (the "Corporation") and the provisions of Section  7.03 of the Graphic Packaging Deferred Compensation Plan (the "Plan"), the Plan is hereby amended:

                           AMENDMENT:


1. Section 1.10 shall be replaced in its entirety by the following Section 1.10:


1.10     Participant Deferrals
Participant  Deferrals shall mean the amounts of a  Participant's
Compensation that he or she elects to defer and have allocated to the Account pursuant to section 3.01 and any deferrals required by section 3.03

2. Section 3.02 relating to Company Contributions shall be deleted and shall be replaced with the following:

3.02 Reserved

3. The second paragraph of Section 4.02 shall be replaced in its entirety with the following paragraph:

Fixed Rate Fund. The Fixed Rate Fund shall bear interest at a rate equal to the average rate for 10-year U.S. Treasury notes during the month preceding the month the Bonus would otherwise be paid if not deferred, plus two points. The interest rate for a required deferral under section 3.03 shall be the same as the interest rate for a Bonus that was earned during the same calendar year for which the required deferral was earned.


4. The first paragraph of Section 5.01 shall be replaced in its entirety with the following paragraph:

General. Except for distributions paid upon termination of employment, a Participant's Account shall be distributed to the Participant at the time or times elected by the Participant in his Election Agreement. Participant Deferrals under section 3.01 shall be deferred for at least two years beyond the date on which the Bonus or Compensation would otherwise be paid if not deferred. Distributions shall be made in a lump sum. If the Participant elects to defer the Bonus or Compensation until retirement, he may also elect to receive the distribution in installments over a period not longer than five years as elected by him at the time he elects to make the Participant Deferral. Required deferrals under section 3.03 shall be paid as soon as Code section 162(m) does not bar the Company's deduction for the amount paid.

     IN WITNESS WHEREOF, Graphic Packaging has caused its duly authorized officer to execute the Amendment.


                              GRAPHIC PACKAGING



                              By:________________________________

                              Title:____________________________